Exhibit 99.1

For Immediate Release

NEWS

Contact:	John Haudrich (investors), 314-746-1266
Stephanie Meiners (investors), 314-746-1211
Tom Lange (media), 314-746-1236
www.smurfit-stone.com

SMURFIT-STONE PLANS TO INITIATE A CASH TENDER OFFER

WITH RESPECT TO ITS 9¼% and 9¾% SENIOR NOTES

CHICAGO, May 22, 2006  — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that its wholly owned subsidiary, Smurfit-Stone Container Enterprises, Inc., intends to commence a cash tender offer for up to $400 million of its outstanding senior notes. Smurfit-Stone plans to purchase the notes with a portion of the proceeds from the previously announced sale of the consumer packaging business. The tender offer will be conditioned upon the consummation of the sale of Smurfit-Stone’s consumer packaging business, the receipt by Smurfit-Stone of the requisite consents of the lenders under its credit agreement, and other general conditions in the Offer to Purchase.

The tender offer will apply to any and all of Smurfit-Stone’s $300 million aggregate principal amount of outstanding 9¼% senior notes due 2008 and a portion of its outstanding 9¾% senior notes due 2011. The aggregate principal amount of the 9¾% notes outstanding is $750 million. The Company plans to repurchase the 2011 notes up to an amount not to exceed the lesser of (i) the maximum tender offer of $400 million minus the principal amount of 9¼% notes repurchased and (ii) $150 million.

The total consideration for each $1,000 principal amount of 9¼% notes will be calculated based on the yield of the relevant Treasury Note plus 50 basis points according to standard market practice. The total consideration for each $1,000 principal amount of 9¾% notes will be $1,050.75. Holders who validly tender their notes on or prior to the early tender date will receive the total consideration. Holders who tender after the early tender date, but on or prior to the expiration date, will receive the total consideration less the early tender premium of $30.00 per $1,000 principal amount of notes tendered.

For additional information regarding the tender offer, please contact any of:  Morgan Stanley, the dealer manager for the tender offer, at 212-761-1864 or 800-624-1808; or D.F. King & Co., Inc., the information agent for the tender offer. Bankers and brokers call collect at 212-269-5550, others call toll free at 800-413-9633.

This announcement is not an offer to purchase or a solicitation of an offer to purchase any notes. The tender offers will be made solely by the Offer to Purchase Statement.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 240 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 33,500 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2005, as updated from time to time in the company’s Securities and Exchange Commission filings.